UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 15, 2004

Date of Report (Date of earliest event reported)

Commission File No. 000-16449

RAINING DATA CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	94-3046892
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

17500 Cartwright Road, Irvine, CA 92614

(Address of principal executive offices, Zip Code)

(949) 442-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant  to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                On December 15, 2004, Geoffrey P. Wagner resigned from the Company’s Board of Directors, including all committees thereof on which he serves, and the Board of Directors accepted his resignation, effective immediately.

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

                On December 16, 2004, the Company notified Nasdaq that, due to the resignation of Geoffrey P. Wagner from the Company’s Board of Directors on December 15, 2004, the Company is no longer in compliance with Nasdaq Marketplace Rule 4350(d)(2)(A) because the Company’s Audit Committee now only consists of two independent directors.  The Company informed Nasdaq that the Company’s Board of Directors is in the process of beginning its search for a replacement independent director to serve on the Board of Directors and Audit Committee.  The Company is relying on Nasdaq Marketplace Rule 4350(d)(4)(B) which provides that if an issuer fails to comply with Rule 4350(d)(2)(A) due to one vacancy on the audit committee, the Company will have a cure period until the earlier of the next annual shareholders meeting or one year from the occurrence of the event that caused the failure to comply with the requirement.

                On December 20, 2004, the Company received notice from Nasdaq that the Company is not in compliance with the audit committee requirements of Nasdaq Marketplace Rule 4350, as described above, and the Company will be provided a cure period until the earlier of the Company’s next shareholders’ meeting or December 15, 2005.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINING DATA CORPORATION

By:	/s/ Brian C. Bezdek	Date: December 21, 2004
Brian C. Bezdek,
Chief Financial Officer